UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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UGI Corporation
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Notice of January 29, 2015

Annual Meeting and

Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

LON R. GREENBERG

Chairman

December 16, 2014

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Thursday, January 29, 2015. At the meeting, we will review UGI’s performance for the 2014 fiscal year and our expectations for the future.

I would like to take this opportunity to remind you that your vote is important. On December 16, 2014, we mailed our shareholders a notice containing instructions on how to access our 2014 proxy statement and annual report and vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

I look forward to seeing you on January 29th and addressing your questions and comments.

Sincerely,

Lon R. Greenberg

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 16, 2014

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Thursday, January 29, 2015, at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Shareholders will consider and take action on the following matters:

1.  election of nine directors to serve until the next annual meeting of Shareholders;

2.  a non-binding advisory vote on a resolution to approve UGI Corporation’s executive compensation;

3.  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2015; and

4.  transaction of any other business that is properly raised at the meeting.

Monica M. Gaudiosi

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 29, 2015:

This Proxy Statement and the Company’s 2014 Annual Report are available at www.ugicorp.com.

2014 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	10:00 a.m. (Eastern Time), January 29, 2015

Place:	The Desmond Hotel and Conference Center, Ballrooms A & B One Liberty Boulevard, Malvern, Pennsylvania

Record Date:	November 12, 2014

Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Voting Matters and Board Recommendations

1.	Election of nine directors;

2.	Non-binding advisory vote on a resolution to approve the compensation of our named executive officers; and

3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2015.

UGI Corporation’s Board of Directors recommends that you vote FOR the election of each of the director nominees and FOR Proposals 2 and 3.

Executive Compensation Highlights

•	Compensation and Management Development Committee composed of independent directors and utilizes services of an independent outside compensation consultant.

•	A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards to align executive officers’ interests with shareholders’ interests and enhance long-term performance.

•	A recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of the Company’s financial results due to material non-compliance with any financial reporting requirement.

•	Termination of employment is required for payment under the change-in-control agreements (“double trigger”).

Corporate Governance Highlights

•	Annual election of directors.

•	Majority voting standard for uncontested election of directors with a policy for directors to tender their resignation should a majority of the votes cast not be in their favor.

•	Majority of independent directors.

•	Separation of Chairman and Chief Executive Officer (“CEO”) roles.

•	Regularly scheduled executive sessions of non-management directors.

•	Policy prohibiting directors and officers from hedging Company securities, holding Company securities in margin accounts as collateral for a margin loan, and pledging Company securities.

•	Meaningful stock ownership requirements for directors and executive officers. During Fiscal 2014, the Board approved an increase in the Director stock ownership requirement from three times annual cash retainer to five times annual cash retainer.

Advisory Vote to Approve Named Executive Officer Compensation

We are asking shareholders to approve, on an advisory basis, UGI Corporation’s executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 20.

At the 2014 Annual Meeting, over 94% of our shareholders voted to approve the compensation of our named executive officers.

This result demonstrated clear support for our executive compensation policies and practices and our alignment of pay and performance.

The Board of Directors recommends a FOR vote
because it believes that the compensation
policies and practices are effective in achieving
UGI Corporation’s goals of paying for
performance and aligning the executives’ long-
term interests with those of our shareholders.

Objectives and Components of our Compensation Program

The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

In Fiscal 2014, the components of our compensation program included salary, annual bonus awards, a discretionary bonus award to one named executive officer, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), a discretionary restricted unit award to one named executive officer, limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Pay for Performance

Our executive compensation program allows the Compensation and Management Development Committee and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders. For example, for the 2011-2013 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 50th percentile and Mr. Walsh received a performance unit payout of $1,250,970 during Fiscal 2014. For the 2010-2012 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 42nd percentile and Mr. Walsh received a performance unit payout of $597,764 during the 2013 fiscal year. For the 2009-2011 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 30th percentile and resulted in no payout during the 2012 fiscal year. For additional information on the alignment between our financial results and executive officer compensation, see Compensation Discussion and Analysis.

Questions and Answers About Proxy Materials, Annual Meeting and Voting

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation (the “Company”) to be held on Thursday, January 29, 2015, beginning at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania and at any postponements or adjournments thereof. Directions to The Desmond Hotel and Conference Center appear on page 61. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 16, 2014.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment, and reduces costs.

Who is entitled to vote?

Shareholders of record of our common stock at the close of business on November 12, 2014 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each shareholder has one vote per share on all matters to be voted on. On November 12, 2014, there were 172,498,572 shares of common stock outstanding.

What am I voting on?

You will be asked to elect nine nominees to serve on the Company’s Board of Directors, to provide an advisory vote on the Company’s executive compensation and to ratify the appointment of our independent registered public accounting firm for the fiscal year ending September 30, 2015 and any other business properly coming before the meeting. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How do I vote?

You may vote in one of three ways:

•	Over the Internet

If your shares are registered in your name: Vote your shares over the Internet by accessing the Computershare proxy online voting website at: www.envisionreports.com/UGI and following the on-screen instructions.

You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

•	By Mail

If you received these annual meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. Also, you can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your proxy card and control number available.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants. Likewise, the trustee will vote shares held by the trust that have not been allocated to any account in the same manner.

How can I change my vote?

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a shareholder of record and you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following their procedure for revocation. If you are a shareholder of record and you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. If your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot. Your last vote is the vote that will be counted.

What is a quorum?

A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote.

How are votes, abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

The Director nominees will be elected by a majority of the votes cast at the Annual Meeting. Under the Company’s Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to the Company’s Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether or not to accept the incumbent Director’s resignation, and the Board will have ninety (90) days from the date of the election to determine whether or not to accept such resignation.

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the 2015 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of the Company’s shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2015 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

•	Shareholders who wish to include a proposal in the Company’s proxy statement for the 2016 annual meeting must comply in all respects with the rules of the U.S. Securities and Exchange Commission (“SEC”) relating to such inclusion and must submit the proposals no later than August 18, 2015.

•	With respect to shareholder proposals that are not intended for inclusion in the Company’s proxy materials for the 2016 annual meeting, if such a proposal is raised at the meeting, the proxy holders will have discretionary authority to vote on the matter if the Company does not receive notice of the proposal by November 2, 2015 or, if the proposal is so received by November 2, 2015, either the Company does not include advice on the nature of the matter and how the proxy holders intend to vote on the proposal or the proposal is made in connection with certain proxy contests. All proposals and notifications should be addressed to the Corporate Secretary.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Nine Directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. If elected, each director-nominee will serve until the next annual meeting or until their earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Nine members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year.

Information about Director-Nominees

Biographical information, including business experience, and director positions with other public companies currently held, or held at any time during the last five years, is included below for each of the director-nominees standing for election, as well as a description of the specific experience, qualifications, attributes or skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken together, provide the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.

The Board of Directors recommends that you vote “FOR” the election of each of the nine nominees for director.

RICHARD W. GOCHNAUER Retired Chief Executive Officer, United Stationers, Inc. Director since 2011 Age 65 Member, Audit Committee Member, Corporate Governance Committee

Mr. Gochnauer retired in May 2011 as Chief Executive Officer and Director of United Stationers Inc. (a wholesale distributor of business products) (2002 to 2011). He previously served as President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation (a food service industry supplier) (1994 to 2002). Mr. Gochnauer also serves as a Director of AmerisourceBergen Corporation (a wholesale distributor of business products in the U.S. and internationally), Golden State Foods Corporation (a diversified supplier to the foodservice industry), and UGI Utilities, Inc., a subsidiary of the Company.

Mr. Gochnauer’s qualifications to serve as director include his extensive senior management experience as Chief Executive Officer of a large public company and his operational, strategic planning, technology, and business development expertise. Mr. Gochnauer’s education (Mr. Gochnauer has a Bachelor of Science degree from Northwestern University and a Master of Business Administration from Harvard University) and experience provide him with financial expertise.

LON R. GREENBERG Non-Executive Chairman of the Board and Former Chief Executive Officer Director since 1994 Age 64 Member, Executive Committee

Mr. Greenberg has been Non-Executive Chairman of the Board of Directors since his April 2013 retirement as Chairman (a position he had held since 1996) and Chief Executive Officer (a position he had held since 1995). He was formerly President (1994 to 2005), Vice Chairman of the Board (1995 to 1996) and Senior Vice President – Legal and Corporate Development (1989 to 1994). Mr. Greenberg also serves as a Director and Non-Executive Chairman of AmeriGas Propane, Inc. and UGI Utilities, Inc., both of which are subsidiaries of UGI Corporation, and as a Director of Ameriprise Financial, Inc., AmerisourceBergen Corporation and Aqua America, Inc.

Mr. Greenberg’s qualifications to serve as a director include his executive leadership, and strategic planning and vision, as evidenced by the Company’s growth during Mr. Greenberg’s tenure as President and CEO of the Company. Mr. Greenberg also has extensive industry experience and Company knowledge providing him with a vast understanding of the Company’s industry, customers and the regulatory environments in which the Company’s businesses operate. Additionally, Mr. Greenberg’s service as a member of other public company boards provides the Company with a breadth of experience and exposure to complex business issues.

FRANK S. HERMANCE Chairman and CEO, AMETEK, Inc. Director since 2011 Age 65 Chair, Safety, Environmental and Regulatory Compliance Committee Member, Compensation and Management Development Committee

Mr. Hermance is Chairman of the Board (since 2001) and Chief Executive Officer (since 1999) of AMETEK, Inc. (a global manufacturer of electronic instruments and electromechanical devices). He previously served as President and Chief Operating Officer of AMETEK, Inc. (1996 to 1999). Mr. Hermance is a member of the Board of Trustees of the Rochester Institute of Technology. He also serves as a Director of UGI Utilities, Inc., a subsidiary of the Company, and as a Director of the Greater Philadelphia Alliance for Capital and Technologies. He previously served as a Director of IDEX Corporation, ending in April 2012.

Mr. Hermance’s qualifications to serve as a director include his extensive senior management experience in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of a large global public company. Mr. Hermance also provides relevant experience in the areas of corporate governance, mergers and acquisitions, human resources management, logistics, distribution, risk management and executive compensation. As an executive of a company with global operations, Mr. Hermance also provides the Board with international experience.

ERNEST E. JONES

President, EJones Consulting, LLC and

Former President and CEO, Philadelphia Workforce Development Corp.

Director since 2002

Age 70

Chair, Corporate Governance Committee

Member, Compensation and Management Development Committee

Mr. Jones is President of EJones Consulting, LLC (since 2011) (a company that provides management consulting services to non-profit organizations). He retired from his position as President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency that funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania) in 2010, having served in that capacity since 1998. He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998) and as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia, the Philadelphia Contributionship, Vector Security, Inc. and UGI Utilities, Inc., a subsidiary of the Company. He previously served as a Director of PARADIGM Global Advisors LLC and Thomas Jefferson University.

Mr. Jones’ qualifications to serve as a director include his extensive experience managing government and non-profit organizations as Chief Executive Officer, his public and private company directorship experience and his insight into workforce, regulatory, banking and legal issues. Mr. Jones possesses a critical understanding of the Company’s business operations, strategic growth opportunities, and corporate governance matters.

ANNE POL

Retired President and Chief Operating Officer, Trex Enterprises Corp.

Director 1993 through 1997 and since 1999

Age 67

Member, Compensation and Management Development Committee

Member, Safety, Environmental and Regulatory Compliance Committee

Mrs. Pol retired in 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high-technology research and development company), a position she had held since 2001. She previously served as Senior Vice President (1998 to 2001) and Vice President (1996 to 1998) of Thermo Electron Corporation (an environmental monitoring and analytical instruments company and a major producer of recycling equipment, biomedical products and alternative energy systems). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (a mailing and related business equipment company) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993); and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc., both of which are subsidiaries of UGI Corporation.

Mrs. Pol’s qualifications to serve as a director include her strategic planning, business development and technology experience as a senior-level executive with a diversified high-technology company. Mrs. Pol also possesses an important understanding of, and extensive experience in, the areas of executive compensation, human resource management, corporate governance and government regulation.

M. SHAWN PUCCIO Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age 52 Member, Audit Committee Member, Safety, Environmental and Regulatory Compliance Committee

Ms. Puccio is Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials) (since 2006). Ms. Puccio was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Price Waterhouse in 1984. Ms. Puccio also serves as a Director of UGI Utilities, Inc., a subsidiary of the Company.

Ms. Puccio’s qualifications to serve as a director include her senior financial executive management experience with a global company and her extensive public accounting knowledge and experience. Her education (Ms. Puccio has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of financial strategy, asset management and risk management. Ms. Puccio also possesses international experience by virtue of her executive position at a large global company.

MARVIN O. SCHLANGER

Principal, Cherry Hill Chemical Investments, L.L.C.

Director since 1998

Age 66

Presiding Director

Chair, Compensation and Management Development Committee

Chair, Executive Committee

Member, Corporate Governance Committee

Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (a management services and capital firm for chemical and allied industries) (since 1998). Mr. Schlanger previously served as Chief Executive Officer of CEVA Holdings BV and CEVA Holdings, LLC, an international logistics supplier (2012 to 2013). Mr. Schlanger is currently a director of AmeriGas Propane, Inc., and UGI Utilities, Inc., both of which are subsidiaries of UGI Corporation. He is also a director of Taminco Global Chemical Holdings, LLP, an integrated producer of alkylamines and alkylamine derivatives, CEVA Logistics B.V. and CEVA Holdings, LLC, where he serves as chairman, and Momentive Specialty Chemical Holdings, LLC. Mr. Schlanger was previously a director of LyondellBassell Industries (until 2013) and Hexion Specialty Chemicals Inc., now known as Momentive Specialty Chemicals Inc. (until 2010).

Mr. Schlanger’s qualifications to serve as a director include his senior management, strategic planning, business development, risk management, and general operations experience throughout his career as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Arco Chemical Company, a large public company. As an executive having worked for a company with global operations, Mr. Schlanger also provides the Board with international experience. The Board also considered Mr. Schlanger’s experience serving as chairman, director and committee member on the boards of directors of large public and private international companies, including his experience serving on boards of directors of public companies as a result of being nominated by a major shareholder.

ROGER B. VINCENT Retired President, Springwell Corporation Director since 2006 Age 69 Chair, Audit Committee Member, Executive Committee

Mr. Vincent retired in 2011 from his position as President of Springwell Corporation, a corporate finance advisory firm he founded in 1989. Prior to 1989, Mr. Vincent held various positions at Bankers Trust Company, including managing director. Mr. Vincent serves as Trustee and Former Chairman of the Board of the VOYA Funds and as a Director of UGI Utilities, Inc., a subsidiary of the Company. He previously served as a Director of AmeriGas Propane, Inc., a subsidiary of the Company, from 1998 to 2006.

Mr. Vincent’s qualifications to serve as a director include his extensive experience as founder and senior executive of a corporate finance advisory firm, as well as his prior experience as a managing partner at a major banking institution. In addition, the Board considered Mr. Vincent’s many years serving as a director and trustee at various funds of a registered investment company, his service as a member or chair of the audit committees for public companies and funds, and his investment banking, capital market and financial expertise. Mr. Vincent’s education (Mr. Vincent has a bachelor’s degree in mathematics and engineering from Yale University and a Master of Business Administration degree with a concentration in finance from Harvard University) and experience provide him with financial expertise.

JOHN L. WALSH President and Chief Executive Officer Director since 2005 Age 59 Member, Executive Committee

Mr. Walsh is a Director and President (since 2005) and Chief Executive Officer (since 2013) of UGI Corporation. In addition, Mr. Walsh serves as a Director and Vice Chairman of AmeriGas Propane, Inc. (since 2005) and UGI Utilities, Inc. (since 2005), both of which are subsidiaries of UGI Corporation. Mr. Walsh served as Chief Operating Officer of UGI Corporation (2005-2013) and as President and Chief Executive Officer of UGI Utilities, Inc. (2009 to 2011). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (an industrial gases company), a position he assumed in 2001. He was an Executive Director of BOC (2001 to 2005), having joined BOC in 1986 as Vice President – Special Gases and having held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000).

Mr. Walsh’s qualifications to serve as a director include his extensive strategic planning, operational and executive leadership experience as the Company’s CEO and President, his previous service as the Company’s Chief Operating Officer, and his prior senior management experience with a global public company. Mr. Walsh has in-depth knowledge of the Company’s businesses, competition, risks, and health, environmental and safety issues. Mr. Walsh, by virtue of his current position and his previous position at a multinational industrial gas company, possesses international experience, as well as management development and compensation experience.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s shareholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations, Corporate Governance or in print, free of charge, upon written request.

Director Independence

The Board has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange.

The Board has established the following guidelines to assist it in determining director independence:

(i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $250,000 per year will not be considered to result in a material relationship between such Director and the Company, and

(ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount that, in any of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues will not be considered to result in a material relationship between such Director and the Company.

In making its determination of independence, the Board considered ordinary business transactions between Ms. Puccio’s and Mr. Hermance’s employers and subsidiaries of the Company that were in compliance with the categorical standards set by the Board of Directors for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board of Directors determines the most appropriate Board leadership structure to ensure effective and independent leadership while also ensuring appropriate insight into the operations and strategic issues of the Company. Currently, the Company’s Board leadership consists of a non-executive Chairman, a Presiding Director and strong committee chairmen. Mr. Greenberg has served as Non-Executive Chairman since his retirement from the Company in 2013. The Board believes that the Company is best served by having Mr. Greenberg as Non-Executive Chair due to his unique, in-depth knowledge of the Company’s corporate strategy and operating history. Mr. Schlanger currently serves as the Board’s Presiding Director. Each year, the independent members of the Board designate an independent, Presiding Director who chairs periodic meetings of the independent Directors and serves as principal liaison between the Chairman and the other Directors on sensitive issues.

Senior management of the Company is responsible for assessing and managing risk. Senior management has developed an enterprise risk management process intended to identify, prioritize and monitor key risks that may affect the Company. Our Board plays an important role in overseeing management’s performance of these functions. In addition to general oversight by the Board, the Board has approved the charter of its Audit Committee, and the charter sets out the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor and the independent auditors the Company’s enterprise risk management policies and risk management processes, including major risk exposures, risk mitigation, and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity. The Compensation and Management Development Committee is responsible for oversight of the Company’s compensation programs to ensure that the programs do not encourage employees to take unnecessary or excessive risks. The Safety, Environmental and Regulatory Compliance Committee has primary oversight responsibility for the review of programs, procedures, initiatives and training related to safety, environmental and regulatory compliance for the Company’s domestic and international business units.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the year ended September 30, 2014. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Chair of each Committee reports to the entire Board on their respective committee’s activities and decisions. In addition, on an annual basis, an extended meeting of the Board is dedicated to reviewing the Company’s short- and long-term strategies and objectives, including consideration of significant risks to the execution of those strategies and the achievement of the Company’s objectives.

Board Meetings and Attendance

The Board of Directors held 10 meetings in Fiscal 2014. All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meeting of Shareholders, and each of the Company’s Directors attended the 2014 Annual Meeting of Shareholders. Independent Directors of the Board also meet in regularly scheduled sessions without management. These sessions are led by our Presiding Director.

Board and Committee Structure

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operations and performance of the Board and, if appropriate, makes recommendations for changes.

The charters of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee, and Safety, Environmental and Regulatory Compliance Committee can be found on our Company’s website, www.ugicorp.com, under Investor Relations, Corporate Governance or in print, free of charge, upon written request.

Name		Audit Committee	Corporate Governance Committee	Compensation and Management Development Committee	Executive Committee	Safety, Environmental and Regulatory Compliance Committee
R. W. Gochnauer	1, 2	X	X
L. R. Greenberg					X
F. S. Hermance	1			X		Chair
E. E. Jones	1		Chair	X
A. Pol	1			X		X
M. S. Puccio	1, 2	X				X
M. O. Schlanger	1, 3		X	Chair	Chair
R. B. Vincent	1, 2	Chair			X
J. L. Walsh					X

(1)	Independent Director
(2)	Audit Committee Financial Expert
(3)	Presiding Director

Audit Committee

The Audit Committee (i) oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements; (ii) oversees the adequacy of internal controls relative to financial and business risk; (iii) monitors compliance with enterprise risk management policies; (iv) appoints, and approves the compensation of, the independent accountants; (v) monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function; (vi) discusses with management, the general auditor and the independent auditor policies with respect to risk assessment and risk management; (vii) provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board; and (viii) oversees compliance with applicable legal and regulatory requirements.

Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards. The Board has determined that all of the Audit Committee members qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC.

MEETINGS HELD LAST YEAR: 17

Compensation and Management Development Committee

The Compensation and Management Development Committee (i) establishes and reviews overall executive compensation philosophy and objectives; (ii) reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors on the Board, determines and approves the CEO’s compensation based upon such evaluation; (iii) assists the Board in establishing a succession plan for the position of CEO; (iv) reviews the Company’s plans for management development and senior management succession; (v) establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking; (vi) approves salaries, target bonus levels, and awards and payments to be made to senior executives (other than the CEO); (vii) reviews with management the CD&A; (viii) oversees compliance with the Company’s recoupment policy; and (ix) selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

Each of the members of the Compensation and Management Development Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 5

Corporate Governance Committee

The Corporate Governance Committee (i) identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board; (ii) reviews and recommends candidates for committee membership and chairs; (iii) advises the Board with respect to significant developments in corporate governance matters; (iv) reviews and assesses the performance of the Board and each Committee; (v) reviews and recommends Director compensation; and (vi) reviews director and officer indemnification and insurance coverage.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 3

Safety, Environmental and Regulatory Compliance Committee

The Safety, Environmental and Regulatory Compliance Committee (i) reviews the adequacy of, and provides oversight with respect to, the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training; (ii) reviews risks associated with the Company’s international businesses; (iii) reviews reports regarding the Company’s code of ethical conduct for employees to the extent relating to safety, environmental or regulatory compliance matters; and (iv) keeps abreast of the regulatory environment within which the Company operates.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 3

Executive Committee

The Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

MEETINGS HELD LAST YEAR: 4

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Management Development Committee are Messrs. Schlanger, Hermance and Jones and Mrs. Pol. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of UGI Corporation is a director.

Selection and Evaluation of Board Candidates

The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of importance to the Company, such as general management, finance, energy distribution, international business, law and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees. With respect to incumbent Directors, the Committee also considers past performance of the Director on the Board. As part of the process of selecting independent Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current non-management Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. The Committee may also use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. When considering whether the Board’s Directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to satisfy the oversight responsibilities of the Board, the Committee and the Board consider primarily the background, experience and skills of each of the nominees as described in Item 1, Election of Directors.

Written recommendations by shareholders for director nominees should be submitted to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. If you intend to nominate a candidate from the floor at the annual meeting, please contact the Corporate Secretary.

Director Stock Ownership Guidelines

The Board of Directors has a policy requiring Directors to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s annual cash retainer, and to achieve the target level of common stock ownership within five years after joining the Board.

Code of Ethics

The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes are posted on the Company’s website, www.ugicorp.com, under Investor Relations – Corporate Governance. All of these documents are also available free of charge by writing to the Treasurer of UGI Corporation at P.O. Box 858, Valley Forge, PA 19482.

Communications with the Board

You may contact the Board of Directors, an individual non-management director, or the non-management Directors as a group by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions have been posted on the Company’s website at www.ugicorp.com under Investor Relations – Corporate Governance.

Any communications directed to the Board of Directors, an individual non-management director, or the non-management Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical, or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board of Directors, an individual non-management director, or the non-management Directors as a group are initially reviewed by the Corporate Secretary. In the event the Corporate Secretary has any question as to whether the directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Sectary will distribute communications to the Board, an individual director, or to selected directors, depending on the content of the communication. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls, and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2014. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Director Compensation Table – Fiscal 2014
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
R. W. Gochnauer	82,000	123,330	61,778	0	0	0	267,108
L. R. Greenberg	400,000	0	0	0	0	0	400,000
F. S. Hermance	84,500	121,768	61,778	0	0	0	268,046
E. E. Jones	87,000	155,343	61,778	0	1,283	0	305,404
A. Pol	77,000	197,758	61,778	0	834	0	337,370
M. S. Puccio	82,000	129,708	61,778	0	0	0	273,486
M. O. Schlanger	112,000	183,888	61,778	0	0	0	357,666
R. B. Vincent	92,000	139,999	61,778	0	0	0	293,777

(1)

Annual Retainers. In Fiscal 2014, the Company paid its non-management Directors, excluding Mr. Greenberg, an annual retainer of $77,000 for Board service and paid an additional annual retainer of $5,000 to members of the Audit Committee, other than the chairperson. The Company also paid an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $15,000; Compensation and Management Development, $15,000; Corporate Governance, $10,000; and Safety, Environmental and Regulatory Compliance, $7,500. The Company pays no meeting attendance fees. The Company also paid its Presiding Director a retainer of $20,000 in Fiscal 2014. During Fiscal 2014, the independent members of the Board of Directors, upon recommendation of the Corporate Governance Committee, approved a reduction (from $400,000 to $335,000) in Mr. Greenberg’s annual cash retainer for his service as Non-Executive Chairman, effective February 1, 2015. Mr. Greenberg will not receive any equity compensation for his service as Non-Executive Chairman.

(2)

Stock Awards. All Directors named above, excluding Mr. Greenberg, received 2,800 stock units in Fiscal 2014 as part of their annual compensation. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 14 to our audited consolidated financial statements for Fiscal 2014, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the accumulation of stock units credited upon the conversion of dividend equivalents. The grant date fair value of each Director’s annual award of 2,800 stock units was $114,212. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2014 was as follows: Mr. Gochnauer, $9,118; Mr. Hermance, $7,556; Mr. Jones, $41,131; Mrs. Pol, $83,546; Ms. Puccio, $15,496; Mr. Schlanger, $69,676; and Mr. Vincent, $25,787. For the number of stock units credited to each Director’s account as of September 30, 2014, see SECURITIES OWNERSHIP OF MANAGEMENT—Beneficial Ownership of Directors, Nominees and Named Executive Officers – Number of UGI Stock Units Held Under 2004 Plan. During Fiscal 2014, the Board of Directors, upon recommendation of the Corporate Governance Committee, approved a reduction in the number of stock units (from 2,800 stock units to 2,500 stock units) to be awarded to non-management Directors, excluding Mr. Greenberg, in January of 2015 as part of their annual compensation.

(3)

Stock Options. All non-management Directors, excluding Mr. Greenberg, received 8,500 stock options in Fiscal 2014 as part of their annual compensation. The options were granted under the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”). The option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability or death. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service, or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death, or the original expiration date. If termination of service occurs due to retirement, as defined in the 2004 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2014 award of 8,500 stock options. For the number of stock options held by each Director as of September 30, 2014, see SECURITIES OWNERSHIP OF MANAGEMENT—Beneficial Ownership of Directors, Nominees and Named Executive Officers – Exercisable Options for UGI Common Stock. During Fiscal 2014, the Board of Directors, upon recommendation of the Corporate Governance Committee, approved a reduction in the number of stock options (from 8,500 stock options to 7,500 stock options) to be awarded to non-management Directors, excluding Mr. Greenberg, in January of 2015 as part of their annual compensation.

(4)

The amounts shown in column (f) represent above-market earnings on deferred compensation. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Director Compensation Table – Fiscal 2014, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the deferred compensation plan for Fiscal 2014 was 3.99 percent, which is 120 percent of the federal long-term rate for December 2013.

Notwithstanding anything to the contrary, the following reports of the Compensation and Management Development Committee and the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and the Company’s proxy statement for the 2015 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

Marvin O. Schlanger, Chairman

Frank S. Hermance

Ernest E. Jones

Anne Pol

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2014. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for Fiscal 2014 and its audit report appears in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. As a result of the Audit Committee’s request for proposal process for audit services that was conducted during Fiscal 2014, the Audit Committee selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC.

Audit Committee

Roger B. Vincent, Chairman

Richard W. Gochnauer

M. Shawn Puccio

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers LLP of the professional services described below was compatible with PricewaterhouseCoopers LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving audit and permissible non-audit services provided by the independent accountants. The Audit Committee has delegated such approval authority to its chairman, to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, in Fiscal 2014 and 2013 were as follows:

	2014	2013
Audit Fees(1)	$7,896,372	$4,432,304
Audit-Related Fees(2)	350,000	11,000
Tax Fees(3)	546,000	634,825
All Other Fees(4)	11,900	160,353

Total Fees for Services Provided	$8,804,272	$5,238,482

(1)

Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) subsidiary audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners and UGI Utilities, Inc., and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters. In addition, Audit Fees include $1,999,478 for audit services related to a three-year audit of UGI International.

(2)	Audit-Related Fees were for due diligence associated with a potential acquisition in France.
(3)	Tax Fees were for the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners and for tax return compliance for one of the Company’s international subsidiaries.
(4)

All Other Fees for Fiscal 2014 were for software license fees and preparation of statutory statements for one of the Company’s international subsidiaries and for Fiscal 2013 also included a cybersecurity assessment.

As a result of the Audit Committee’s request for proposal process for audit services that was conducted during Fiscal 2014, the Audit Committee selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has a written policy for the review and approval of Related Person Transactions. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: John L. Walsh, our President and Chief Executive Officer; Kirk R. Oliver, our Chief Financial Officer; Jerry E. Sheridan, President and Chief Executive Officer of AmeriGas Propane, Inc.; Monica M. Gaudiosi, our Vice President, General Counsel and Secretary; and Bradley C. Hall, Vice President – New Business Development. We refer to these executive officers as our “named executive officers” for Fiscal 2014.

Compensation decisions for Messrs. Walsh, Oliver, and Hall and Ms. Gaudiosi were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee. Compensation decisions for Mr. Sheridan were made by the independent members of the Board of Directors of AmeriGas Propane, Inc. (“AmeriGas Propane”), the General Partner of AmeriGas Partners, L.P. (“AmeriGas Partners”) after receiving the recommendation of its Compensation/Pension Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation and AmeriGas Propane, and the term “Committee” or “Committees” to refer to the UGI Corporation Compensation and Management Development Committee and/or the AmeriGas Propane, Inc. Compensation/Pension Committee, as appropriate, in the relevant compensation decisions, unless the context indicates otherwise. We refer to our 2014, 2013, and 2012 fiscal years as “Fiscal 2014,” “Fiscal 2013,” and “Fiscal 2012,” respectively.

On July 29, 2014, our Board of Directors approved a three-for-two split of the Company’s common stock. The record date for the stock split was August 22, 2014 and the share distribution occurred on September 5, 2014. All UGI Corporation share amounts reflected throughout this Proxy Statement have been adjusted for the three-for-two stock split.

EXECUTIVE SUMMARY

Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the higher level of compensation received by the Company’s named executive officers in Fiscal 2014 compared to Fiscal 2013 reflects outstanding performance by the Company during Fiscal 2014 as well as the Company’s outstanding returns to its shareholders.

•	Overview of Performance and Total Shareholder Return

The following are some of the Company’s Fiscal 2014 performance highlights:

• Adjusted earnings per share[1] (“Adjusted EPS”) increased 26% to $1.99;

• Net income attributable to UGI Corporation increased 21%;

• The Board of Directors approved a 3-for-2 stock split;

• The Board of Directors increased the annual dividend by over 10%; and

• As illustrated in the accompanying chart, the Company’s one-year total shareholder return was over 35%, significantly outperforming the S&P 500 Utilities Index and the peer group referenced by the Compensation Committee for purposes of its long-term compensation plan.

1 UGI Corporation’s Fiscal 2014 earnings per share is adjusted to exclude (i) Midstream and Marketing’s and AmeriGas Propane’s net loss on commodity derivative instruments not associated with Fiscal 2014 transactions ($.04 per diluted share), and (ii) the retroactive impact of changes in French tax law ($.03 per diluted share).

•	Fiscal 2014 Components

The following chart summarizes the principal elements of our Fiscal 2014 executive compensation program. We describe these elements, as well as a discretionary bonus and discretionary equity grant awarded to Ms. Gaudiosi and Mr. Sheridan, respectively, retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2014

Component	Principal Objectives	Fiscal 2014 Compensation Actions
Base Components
Salary	Compensate executives as appropriate for his or her position, experience and responsibilities based on market data.	Merit salary increases ranged from 1.5% to 5.0%.
Annual Bonus Awards	Motivate executives to focus on achievement of our annual business objectives.	Target incentives ranged from 60% to 120% of salary. Actual bonus payouts to our named executive officers ranged from 74% to 160% of target, primarily based on achievement of financial goals.
Long-Term Incentive Awards
Stock Options	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.	The number of shares underlying option awards ranged from 51,000 shares to 405,000 shares.
Performance Units	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to other utility-based companies or total AmeriGas Partners common unitholder return that compares favorably to other energy master limited partnerships.

The number of performance units awarded in Fiscal 2014 ranged from 7,950 to 63,000. Performance units (payable in UGI Corporation common stock, other than for Mr. Sheridan) will be earned based on total shareholder return of Company stock relative to entities in an industry index over a three-year period.

For Mr. Sheridan, performance units will be payable in AmeriGas Partners common units based on total unitholder return relative to (i) master limited partnerships in the Alerian MLP Index, and (ii) the other two propane distribution companies in the Alerian MLP Index, over a three-year period.

•	Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders, and in the case of AmeriGas Partners, our total return to our unitholders. We believe that the performance-based components of our compensation program, namely our stock options and performance units, have effectively linked our executives’ compensation to our financial performance. The following charts set forth the Company’s earnings per share performance from Fiscal 2012 through Fiscal 2014 as well as the Company’s three-year total shareholder return compared to the S&P Utilities Index and the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan.

To better illustrate the total direct performance-based compensation paid or awarded to Mr. Walsh in Fiscal 2014, 2013 and 2012, the following table is provided as supplemental information. A comparable illustration would apply to our other named executive officers. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” because these amounts are not considered in establishing annual total cash compensation and total direct compensation and some of the amounts in those columns of the Summary Compensation Table can vary significantly from year to year. The table below shows Mr. Walsh’s direct compensation for the last three fiscal years. Mr. Walsh’s non-equity incentive compensation payouts reflect the Company’s improved EPS performance during the three-year period, while his actual (or estimated in the case of performance related to Fiscal 2014) performance unit payouts during the period clearly demonstrate shareholder returns for the Company that are in excess of the returns of most companies included in the Company’s peer group.

Fiscal Year	Salary(1)	Non-Equity Incentive Compensation	Performance Unit Payout(2)		Intrinsic Value of Stock Options in Fiscal 2014 (Valued at 9/30/14)	Total Direct Compensation
2014	$1,028,300	$1,974,336	$2,842,806	(3)	$2,612,250	$8,457,692
2013	$861,710	$902,454	$1,250,970	(4)	$3,300,090	$6,315,224
2012	$701,470	$413,478	$597,764	(5)	$2,716,875	$4,429,587

(1)

Mr. Walsh’s Fiscal 2013 salary reflects his service as President and Chief Operating Officer (until April 1, 2013) and his promotion to President and Chief Executive Officer (effective April 1, 2013). Mr. Walsh’s Fiscal 2012 salary reflects his service as the Company’s President and Chief Operating Officer.

(2)	Payout calculated for three-year performance periods based on calendar years, not fiscal years.
(3)	Estimated based on performance through November 30, 2014 for the 2012-2014 performance period based on the Company’s current rank equal to the 97th percentile compared to its peer group.
(4)	Actual payout for the 2011-2013 performance period based on Company’s rank equal to the 50th percentile compared to its peer group.
(5)	Actual payout for the 2010-2012 performance period based on Company’s rank equal to the 42nd percentile compared to its peer group.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to key financial metrics for each executive – Adjusted EPS (in the case of Messrs. Walsh and Oliver and Ms. Gaudiosi), net income of UGI Energy Services, LLC and its subsidiaries (“UGI Energy Services”), adjusted to exclude the loss on Midstream and Marketing’s commodity derivative instruments not associated with Fiscal 2014 transactions (in the case of Mr. Hall), and AmeriGas Propane’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude the mark-to-market loss in commodity derivative instruments at AmeriGas Propane (“Adjusted EBITDA”), and then modified for customer growth (in the case of Mr. Sheridan). For Mr. Sheridan, a portion of his bonus is also tied to achievement of customer service goals. As illustrated in the below chart, when the Company’s Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. Similarly, when Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. The forgoing correlation between the Adjusted EPS and bonus payout amounts would also be true with respect to the correlation between (i) Adjusted EBITDA and Mr. Sheridan’s bonus payout and (ii) UGI Energy Services’ adjusted net income and Mr. Hall’s bonus payout. Each Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS and Adjusted EBITDA for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. For Fiscal 2014, the Committee exercised its discretion and adjusted the actual Adjusted EPS for bonus purposes to (i) exclude the impact of transition expenses incurred during Fiscal 2014 associated with a potential acquisition in France, and (ii) include the retroactive effects of changes in French tax legislation that had been excluded from Adjusted EPS. See Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Awards. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s improved EPS during each of the last three fiscal years directly correlates to increased bonus payouts for our executives.

Fiscal Year	UGI Corporation Targeted Adjusted EPS Range	UGI Corporation Adjusted EPS	% of Target Bonus Paid
2014	$1.73-$1.80	$1.98	160.0%
2013	$1.63-$1.70	$1.59	95.9%
2012	$1.56-$1.63	$1.17	62.0%

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of stock options and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.

Long-Term Incentives — Stock Options

Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles in the United States (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s stock. As a result of the Company’s performance, the fiscal year-end intrinsic value of the options granted to our executives during Fiscal 2014 is more than the amounts set forth in column (f) of the Summary Compensation Table. Given the outstanding returns to our shareholders, the intrinsic value of management’s stock options has increased, thereby evidencing a strong alignment of management’s compensation with shareholder returns. The table below illustrates the intrinsic value of the stock options granted to Mr. Walsh in Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively.

Fiscal Year	Number of Share Underlying Options Granted to Mr. Walsh	Summary Compensation Table Option Awards Value	Exercise Price Per Share		Price Per Share at 9/30/14	Total Intrinsic Value of Options at 9/30/14
2014	405,000	$1,992,060	$27.64		$34.09	$2,612,250
2013	307,500	$1,060,319	$21.81-$25.50	(1)	$34.09	$3,300,090
2012	187,500	$543,065	$19.60		$34.09	$2,716,875

(1)

Mr. Walsh received 178,500 options on January 1, 2013 with an exercise price of $21.81 and, in connection with his promotion to Chief Executive Officer, received 129,000 options on April 1, 2013 with an exercise price of $25.50.

Long-Term Incentives — Performance Units

Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares or partnership units ultimately awarded is entirely dependent on the total shareholder return (“TSR”) on UGI Corporation common stock (or, in the case of Mr. Sheridan, total unitholder return (“TUR”) on AmeriGas Partners’ common units), relative to a competitive peer group, which will not be determined with respect to performance units granted in Fiscal 2014 until the end of 2016.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout for Fiscal 2014 using November 30, 2014, instead of December 31, 2014, as the end of the three-year performance period. The table also compares UGI Corporation TSR to the average shareholder return of the Company’s peer group. With respect to AmeriGas Partners, the TUR in each of the prior three fiscal years was below the threshold for payout.

Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return(1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target
2012 — 2014(2)	2nd out of 39 (97th percentile)	109.4%	53.9%	193.4%
2011 — 2013	20th out of 40 (50th percentile)	46.8%	50.1%	100%
2010 — 2012	19th out of 32 (42nd percentile)	46.9%	45.4%	59.7%
2009 — 2011	24th out of 34 (30th percentile)	35.4%	50.8%	0%
2008 — 2010	2nd out of 32 (97th percentile)	27.3%	-9.3%	191.9%

(1)	Calculated in accordance with the 2004 Plan.
(2)

Estimated ranking and payout reflects the TSR of UGI Corporation for the 2012-2014 performance period through November 30, 2014. Actual payout will be determined January 1, 2015. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

As noted below, beginning with performance units granted in Fiscal 2011, total shareholder return for UGI Corporation is compared to companies in the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), rather than to companies in the S&P Utilities Index. In addition, beginning in Fiscal 2010, total unitholder return for AmeriGas Partners is compared to the energy master limited partnerships and limited liability companies in the Alerian MLP Index, rather than to the group of selected publicly-traded limited partnerships engaged in the propane, pipeline and coal industries. Additionally, the Committee adopted a second relative total return metric for Mr. Sheridan’s Fiscal 2014 performance unit award comparing AmeriGas Partners TUR to the TUR of the other two retail propane distribution companies included in the Alerian MLP Index.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committees believe there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2014, 84 percent of the principal compensation components, in the case of Mr. Walsh, and 66 percent to 75 percent of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based primarily on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Sheridan, performance relative to AmeriGas Partners common units).

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We also have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control.

•	We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership Guidelines.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners.

The Committee believes that, during Fiscal 2014, there was no conflict of interest between Pay Governance and the Committee. Additionally, the Committee believes that Pay Governance was independent. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder and common unitholder value.

In Fiscal 2014, the components of our compensation program included salary, annual bonus awards, a discretionary bonus award to one named executive officer, long-term incentive compensation (performance unit awards, discretionary restricted unit awards and UGI Corporation stock option grants), perquisites, retirement benefits and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2014 compensation, the Committees engaged Pay Governance as their compensation consultant. The primary duties of Pay Governance were to:

•	provide the Committees with independent and objective market data;

•	conduct compensation analysis;

•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;

•	review components of our compensation program as requested from time to time by the Committees and recommend plan design changes, as appropriate; and

•	provide general consulting services related to the fulfillment of the Committees’ charters.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committees. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for director compensation, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2013 by Pay Governance. Pay Governance provided us with two reports: the “2013 Executive Cash Compensation Review” and the “2013 Executive Long-Term Incentive Review.” We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committees do benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committees exercise discretion and also review other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s nonutility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Towers Watson 2013 General Industry Executive Compensation Database (“General Industry Database”) and the Towers Watson 2013 Energy Services Executive Compensation Database (“Energy Services Database”). Towers Watson’s General Industry Database is comprised of approximately 440 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Towers Watson Energy Services Database is comprised of approximately 105 companies, primarily utilities. For Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, Pay Governance weighted the General Industry Database survey data 75 percent and the Energy Services Database survey data 25 percent and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75 percent = $75,000) plus ($90,000 x 25 percent = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our nonutility and utility businesses. For Mr. Sheridan, we referenced Towers Watson’s 2013 General Industry Database. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. In other words, the adjustment reflects the expectation that a larger company would be more likely to pay a higher amount of compensation for the same position than a smaller company. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15 percent of the median going rate developed by Pay Governance to be competitive.

ELEMENTS OF COMPENSATION

•	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company, AmeriGas Partners or UGI Energy Services, as the case may be.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2013, we increased the range of salary in each salary grade for Fiscal 2014 for each named executive officer, other than Mr. Walsh, by 2 percent. The Committee established Mr. Walsh’s Fiscal 2014 salary grade midpoint at the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases. For Mr. Walsh, this resulted in an increase of the range of salary in his salary grade from the prior year of less than 1 percent.

For Fiscal 2014, the merit increases were targeted at 3 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Messrs. Walsh and Sheridan, in their capacities as chief executive officers of the Company and AmeriGas Propane, respectively, had additional goals and objectives for Fiscal 2014, as established during the first quarter of Fiscal 2014. Mr. Walsh’s annual goals and objectives included the achievement of annual financial goals, development of the Company’s senior management team, and leadership in identifying investment opportunities for the Company and its subsidiaries. Mr. Sheridan’s annual goals and objectives for Fiscal 2014 included achievement of annual financial goals, leadership in driving AmeriGas Propane’s safety and customer service culture, and implementation of AmeriGas Propane’s growth strategies. All named executive officers received a salary in Fiscal 2014 that was within 89 percent to 109 percent of the midpoint for his or her salary range.

The following table sets forth each named executive officer’s Fiscal 2014 salary.

Name	Salary	Percentage Increase over Fiscal 2013 Salary
John L. Walsh	$1,028,300	5.0	%(1)
Kirk R. Oliver	$522,730	1.5%
Jerry E. Sheridan	$506,750	5.0	%(2)
Monica M. Gaudiosi	$420,290	3.0%
Bradley C. Hall	$372,600	4.0%

(1)	For purposes of the comparison to Fiscal 2013, an annualized salary that assumed Mr. Walsh had served as the President and Chief Executive Officer for the entirety of Fiscal 2013 was used.
(2)

Mr. Sheridan received a merit salary increase of 5.0% in Fiscal 2014, plus an equity adjustment of $8,000 to better align Mr. Sheridan’s salary with the market data provided by Pay Governance. Including this equity adjustment, Mr. Sheridan’s total increase in salary was 6.7% over Fiscal 2013.

•	Annual Bonus Awards

Our annual bonus plans provide our named executive officers with the opportunity to earn an annual cash incentive, provided that certain performance goals are satisfied. Our annual cash incentive is intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance emphasizes our pay for performance philosophy and will result in the enhancement of shareholder or unitholder value.

In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we positioned the amount at the 50th percentile for comparable positions.

Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”), while Mr. Sheridan participates in the AmeriGas Propane, Inc. Executive Annual Bonus Plan (the “AmeriGas Bonus Plan”). For Messrs. Walsh and Oliver and Ms. Gaudiosi, the entire target award opportunity was based on the Company’s Adjusted EPS. We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and Adjusted EPS provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established corporation.

For similar reasons, 90 percent of Mr. Sheridan’s target award opportunity was based on AmeriGas Partners’ Adjusted EBITDA, subject to modification based on achievement of AmeriGas Partners’ customer growth goal, as described below. The other 10 percent of Mr. Sheridan’s target award opportunity was based on achievement of customer service goals, but contingent on a payout under the financial component of the award. We believe that customer growth and customer service for AmeriGas Partners are important components of the bonus calculation because we foresee no or minimal growth in total demand for propane in the next several years, and, therefore, customer growth and customer service are important factors in our ability to improve the long-term financial performance of AmeriGas Partners. Additionally, the customer growth modification serves to balance the risk of AmeriGas Partners’ achieving short-term annual financial goals at the expense of AmeriGas Partners’ long-term goal to increase its customer base.

Mr. Hall’s target award opportunity was based on the adjusted net income of the Company’s Midstream and Marketing business conducted through its subsidiary, UGI Energy Services, and its subsidiary that conducts its electric generation business, UGI Development Company. Specifically, Mr. Hall’s target award opportunity was based (i) 85 percent on the targeted adjusted net income of UGI Energy Services (excluding UGI Development Company) and (ii) 15 percent on the targeted net income of UGI Development Company.

Each Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS and Adjusted EBITDA for extraordinary items or other events as the Committee deems appropriate, (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent, and (iii) review quantitative factors (such as Company performance) and qualitative factors (such as individual performance and overall contributions to the Company) when determining the annual bonus to be paid to an executive who terminates employment during the fiscal year on account of retirement, death or disability. The UGI Bonus Plan and the AmeriGas Bonus Plan each provides that, unless the Committee determines otherwise, all executive officers who have not fulfilled their respective equity ownership requirements receive as part of their ongoing compliance up to 10 percent of their gross annual bonus in fully vested UGI Corporation stock or AmeriGas Partners common units, as applicable.

The bonus award opportunity for each of Messrs. Walsh and Oliver and Ms. Gaudiosi was structured so that no amounts would be paid unless the Company’s Adjusted EPS was at least 80 percent of the target amount, with the target bonus award being paid out if the Company’s Adjusted EPS was 100 percent of the targeted Adjusted EPS. The maximum award, equal to 200 percent of the target award, would be payable if Adjusted EPS equaled or exceeded 120 percent of the Adjusted EPS target. The targeted Adjusted EPS for bonus purposes for Fiscal 2014 was established to be in the range of $1.73 to $1.80 per share, and Adjusted EPS achieved for Fiscal 2014 was $1.98. The Committee exercised its discretion and adjusted the actual Adjusted EPS for bonus purposes to (i) exclude the impact of transition expenses incurred during Fiscal 2014 associated with a potential acquisition in France, and (ii) include the retroactive effects of changes in French tax legislation that had been excluded from Adjusted EPS. As a result, Adjusted EPS, as adjusted for purposes of the bonus calculation, was $1.98 and Messrs. Walsh and Oliver and Ms. Gaudiosi each received a bonus payout equal to 160 percent of his or her target award for Fiscal 2014, with Mr. Oliver and Ms. Gaudiosi each receiving 10 percent of his or her payout in Company stock to satisfy ongoing stock ownership compliance requirements.

For Mr. Sheridan, the 90 percent component of the bonus award opportunity based on Adjusted EBITDA of AmeriGas Partners, subject to modification based on customer growth, was structured so that no amount would be paid unless AmeriGas Partners Adjusted EBITDA was at least 90 percent of the target amount, while 200 percent of the target bonus could be payable if Adjusted EBITDA equaled or exceeded 110 percent of the target amount. The percentage of target bonus payable based on the level of achievement of Adjusted EBITDA is referred to as the “Adjusted EBITDA Leverage Factor.” The Adjusted EBITDA Leverage Factor is then modified to reflect the degree of achievement of a predetermined customer growth objective (“Customer Growth Leverage Factor”). For Fiscal 2014, the percentage representing the Customer Growth Leverage Factor ranged from 80 percent if the growth target was not achieved, to a maximum of 120 percent if growth exceeded the target. We believe the Customer Growth Leverage Factor for Fiscal 2014 represented an achievable but challenging growth target. Once the Adjusted EBITDA Leverage Factor and Customer Growth Leverage Factor are determined, the Adjusted EBITDA Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain a total adjusted leverage factor (the “Total Adjusted Leverage Factor”). The Total Adjusted Leverage Factor is then multiplied by the target bonus opportunity to arrive at the 90 percent portion of the bonus award payable for the fiscal year. The actual Adjusted EBITDA achieved for Fiscal 2014 was $664.8 million. The applicable range for targeted Adjusted EBITDA for bonus purposes for Fiscal 2014 was $645 million to $675 million. Mr. Sheridan’s remaining 10 percent component of his bonus award opportunity was based on customer service goals. For Fiscal 2014, AmeriGas Propane engaged a third party company to conduct surveys of the Partnership’s customers in order to better understand customer satisfaction with services provided by the Partnership. Each individual survey is given an overall satisfaction score and the scores are then aggregated by the third party company to calculate a total score known as a net promoter score. Mr. Sheridan’s award opportunity for the customer service component of his bonus was structured so that no amount would be paid unless the net promoter score was at least 90 percent of the net promoter score target, with the target bonus award being paid out if the net promoter score was 100 percent of the targeted goal. The maximum award, equal to 150 percent of the targeted award, would be payable if the net promoter score exceeded the net promoter score target. Because the threshold net promoter score was not attained for Fiscal 2014, Mr. Sheridan did not receive a bonus payout for the 10 percent customer service component of his bonus award opportunity. As a result of the calculation described above, Mr. Sheridan received a bonus payout equal to 74.7 percent of his target for Fiscal 2014.

For Mr. Hall, the 85 percent component of the bonus award opportunity based on UGI Energy Services’ adjusted net income (excluding UGI Development Company) was structured so that no amounts would be paid unless UGI Energy Services’ adjusted net income was at least 80 percent of the target amount, with the target bonus award being paid out if UGI Energy Services’ adjusted net income was 100 percent of the targeted adjusted net income. The maximum award, equal to 200 percent of the target award, would be payable if adjusted net income equaled or exceeded 150 percent of the adjusted net income target. The targeted adjusted net income for bonus purposes for Fiscal 2014 was established to be in the range of $42 million to $52 million, and adjusted net income achieved by UGI Energy Services (excluding UGI Development Company) for Fiscal 2014 was approximately $105 million. The 15 percent component of the bonus award opportunity based on UGI Development Company’s net income was structured so that no amounts would be paid unless UGI Development Company’s net income was at least 50 percent of the target amount, with the target bonus award being paid out if UGI Development Company’s net income was 100 percent of the targeted net income. The maximum award, equal to 150 percent of the target award, would be payable if net income equaled or exceeded 150 percent of the net income target. UGI Development Company’s targeted net income for bonus purposes for Fiscal 2014 was established to be in the range of $7.5 million to $8.5 million, and UGI Development Company’s net income for Fiscal 2014 was approximately $12 million. As a result of the foregoing, Mr. Hall received a bonus payout equal to 192.5 percent of his target award for Fiscal 2014.

The following annual bonus payments were made for Fiscal 2014:

Name	Percent of Target Bonus Paid	Payout
John L. Walsh	160.0%	$1,974,336
Kirk R. Oliver	160.0%	$627,276
Jerry E. Sheridan	74.7%	$302,834
Monica M. Gaudiosi	160.0%	$437,102
Bradley C. Hall	192.5%	$430,353

•	Discretionary Bonus Award

In November of 2014, the Committee approved a discretionary cash bonus to Ms. Gaudiosi in the amount of $45,000. The discretionary bonus was awarded to Ms. Gaudiosi in recognition of her outstanding contributions and exceptional leadership during Fiscal 2014.

•	Long-Term Compensation — Fiscal 2014 Equity Awards

Background and Determination of Grants — Stock Options, Performance Units and Restricted Units

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2014 included UGI Corporation stock option grants and either UGI Corporation or AmeriGas Partners performance unit awards. In addition, Mr. Sheridan received an AmeriGas Partners restricted unit award as described below. UGI Corporation stock options and performance units were awarded under the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). AmeriGas Partners performance units and restricted units were awarded under the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the “AmeriGas 2010 Plan”). UGI Corporation stock options generally have a term of ten years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi were each awarded UGI Corporation performance units tied to the three-year total shareholder return performance of the Company’s common stock relative to that of the companies in the Adjusted Russell MidCap Utilities Index. Mr. Sheridan was awarded AmeriGas Partners performance unit awards tied to two different metrics: (i) the three-year total unitholder return performance of AmeriGas Partners common units relative to that of the entities in the Alerian MLP Index, and (ii) the three-year total unitholder return performance of AmeriGas Partners common units relative to that of the other two retail propane distribution companies included in the Alerian MLP Index (the “Propane MLP Group”). Each performance unit represents the right of the recipient to receive a share of common stock or a common unit if specified performance goals and other conditions are met.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2014, we initially referenced (i) median salary information, and (ii) competitive market-based long-term incentive compensation information, both as calculated by Pay Governance.

Except for Mr. Sheridan, we initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. Because Mr. Sheridan is an executive officer employed by the General Partner, we initially applied approximately 35 percent of the amount of his long-term incentive opportunity to stock options and approximately 65 percent to AmeriGas performance units (of which 45 percent is applied to AmeriGas Partners performance compared to the Alerian MLP Index and 20 percent to AmeriGas Partners performance compared to the Propane MLP Group). We believe this bifurcation provides a good balance between two related, but discrete, goals. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the performance units are designed to encourage increased total shareholder or unitholder return over a period of time.

For Fiscal 2014 equity awards, Pay Governance provided the competitive market incentive levels based on its assessment of accounting values. Pay Governance then provided data for our long-term incentive values by utilizing accounting values. Accounting values are reported directly by companies to the survey databases and are determined in accordance with GAAP.

While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of Company stock options and Company and AmeriGas Partners performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2004 Plan and 2013 Plan, as applicable, for the fiscal years 2012 through 2014, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal 4.67 shares. The adjustments generally resulted in (i) a decrease in the number of shares underlying options (with the exception of Mr. Hall, who received a slight increase), (ii) a decrease in the number of performance units awarded to Messrs. Walsh, Oliver and Sheridan, and (iii) a slight increase in the number of performance units awarded to Ms. Gaudiosi and Mr. Hall, in each case as compared to amounts calculated by Pay Governance using accounting values.

As a result of the Committee’s acceptance of management’s recommendations, the named executive officers received between approximately 91 percent and 105 percent of the total dollar value of long-term compensation opportunity recommended by Pay Governance using the accounting values. The actual grant amounts based on the foregoing analysis are as follows:

Name	Shares Underlying Stock Options # Granted	Performance Units # Granted
John L. Walsh	405,000	63,000
Kirk R. Oliver	116,250	19,500
Jerry E. Sheridan	85,500	17,500	(1)
Monica M. Gaudiosi	75,000	12,750
Bradley C. Hall	51,000	7,950

(1)

Constitutes AmeriGas Partners performance units. 9,500 performance units are tied to AmeriGas Partners TUR performance compared to the companies in the Alerian MLP Index and 8,000 performance units are tied to AmeriGas Partners TUR performance compared to the Propane MLP Group. In addition, Mr. Sheridan was awarded 3,189 AmeriGas Partners restricted units with distribution equivalents during Fiscal 2014.

Peer Groups and Performance Metrics

While the number of performance units awarded to the named executive officers was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR or AmeriGas Partners TUR over the period from January 1, 2014 to December 31, 2016. Specifically, with respect to Company performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Adjusted Russell MidCap Utilities Index as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the Adjusted Russell MidCap Utilities Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the Adjusted Russell MidCap Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the Adjusted Russell MidCap Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the Adjusted Russell MidCap Utilities Index as of January 1, 2014 were as follows:

AGL Resources Inc.	FirstEnergy Corp.	Pepco Holdings, Inc.
Alliant Energy Corporation	Great Plains Energy Inc.	Pinnacle West Capital Corp.
Ameren Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
American Water Works Company, Inc.	Integrys Energy Group, Inc.	Questar Corporation
Aqua America, Inc.	ITC Holdings Corp.	SCANA Corporation
Atmos Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Calpine Corporation	National Fuel Gas Company	TECO Energy, Inc.
Centerpoint Energy, Inc.	NiSource Inc.	The AES Corporation
CMS Energy Corporation	Northeast Utilities	UGI Corporation
Consolidated Edison, Inc.	NRG Energy, Inc.	Vectren Corporation
DTE Energy Company	OGE Energy Corp.	Westar Energy, Inc.
Edison International	ONEOK, Inc.	Wisconsin Energy Corporation
Energen Corporation	ORMAT Technologies, Inc.	Xcel Energy Inc.

The Company determined that the Adjusted Russell MidCap Utilities Index is an appropriate peer group because the companies included in the Russell MidCap Utilities Index generally are comparable to the Company in terms of market capitalization and the Company is included in the Russell MidCap Utilities Index. The Company, with approval of the Committee, excluded telecommunications companies from the peer group because the nature of the telecommunications business is markedly different from that of other companies in the utilities industry.

The AmeriGas Compensation Committee approved a change to the long-term incentive plan design for the January 1, 2014 performance unit awards, after considering input from Pay Governance, to include a second relative total return metric. The Committee determined that the link between pay and performance would be strengthened by adding a second peer group comparing AmeriGas Partners TUR to the TUR of its two publicly traded retail propane distribution competitors, Ferrellgas Partners, L.P. (“FGP”) and Suburban Propane Partners, L.P. (“SPP”). FGP and SPP are the only other retail propane distribution companies included in the Alerian Index. The Committee believes that adding a second metric takes into account the operational and competitive perspectives unique to the propane segment of the MLP market.

With respect to AmeriGas Partners performance units tied to the Alerian MLP Index, we will compare the TUR of AmeriGas Partners’ common units relative to the TUR performance of those entities comprising the Alerian MLP Index as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each of the entities in the Alerian MLP Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. If an entity is added to the Alerian MLP Index during a three-year performance period, we do not include that entity in our TUR analysis. The entities comprising the Alerian MLP Index as of January 1, 2014 were as follows:

Alliance Holdings GP, L.P.	Genesis Energy, L.P.	PAA Natural Gas Storage, L.P.
Alliance Resource Partners, L.P.	Holly Energy Partners, L.P.	Penn Virginia Resource Partners, L.P.
AmeriGas Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Pioneer Southwest Energy Partners L.P.
Boardwalk Pipeline Partners, LP	Kinder Morgan Management, LLC	Plains All American Pipeline, L.P.
Buckeye Partners, L.P.	Legacy Reserves LP	Regency Energy Partners LP
Calumet Specialty Products Partners, L.P.	Linn Energy, LLC	Spectra Energy Partners, LP
Crestwood Equity Partners, LP	Magellan Midstream Partners, L.P.	Suburban Propane Partners, L.P.
DCP Midstream Partners, LP	Markwest Energy Partners, L.P.	Sunoco Logistics Partners L.P.
El Paso Pipeline Partners, L.P.	Martin Midstream Partners L.P.	TC PipeLines, LP
Enbridge Energy Management, L.L.C.	Natural Resource Partners L.P.	Targa Resources Partners LP
Enbridge Energy Partners, L.P.	Navios Maritime Partners L.P.	Teekay LNG Partners L.P.
Energy Transfer Equity, L.P.	Nisak Gas Storage Partners LLC	Teekay Offshore Partners L.P.
Energy Transfer Partners, L.P.	NuStar Energy L.P.	Vanguard Natural Resources LLC
Enterprise Products Partners L.P.	Nustar GP Holdings, LLC	Western Gas Partners, LP
EV Energy Partners, L.P.	ONEOK Partners, L.P.	Williams Partners L.P.
Ferrellgas Partners, L.P.

For Company performance units tied to the Adjusted Russell Midcap Utilities Index, the minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 25th percentile of the Adjusted Russell MidCap Utilities Index. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 90th percentile of the Adjusted Russell MidCap Utilities Index. The number of AmeriGas Partners common units underlying performance units tied to the Alerian MLP Index that will be paid out to Mr. Sheridan will be based upon AmeriGas Partners TUR rank relative to the Alerian MLP Index entities and is computed using a methodology analogous to that described above with regard to the Company’s TSR ranking.

With respect to AmeriGas Partners performance units tied to the Propane MLP Group, we will compare the TUR of AmeriGas Partners’ common units relative to the TUR performance of those entities comprising the Propane MLP Group using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TUR, we will use the average price for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. If one of the other two companies in the Propane MLP Group ceases to exist as a publicly traded company or declares bankruptcy (“Adjustment Event”) during the first year of the performance period, then the performance units tied to the Propane MLP Group will become payable at the end of the three-year performance period based on AmeriGas Partners TUR performance compared to the Alerian MLP Index. If an Adjustment Event occurs during the second year of the performance period, then the performance units will be tied (i) 50 percent to the Alerian MLP Index calculated through the end of the three-year performance period and (ii) 50 percent to the Propane MLP Group based on AmeriGas Partners TUR performance calculated using the average price for the 90 day period immediately preceding the first public announcement of the Adjustment Event. If an Adjustment Event occurs during the third year of the performance period, then the performance units tied to the Propane MLP Group will be payable based on AmeriGas Partners TUR performance compared to the performance of the Propane MLP Group calculated using the average price for the 90 day period immediately preceding the first public announcement of the Adjustment Event.

For the AmeriGas Partners performance units tied to the Propane MLP Group, no payout will occur unless AmeriGas Partners has the highest TUR for the performance period as compared to the other companies in the Propane MLP Group. The target and maximum award, equivalent to 150 percent of the number of performance units, will be payable if AmeriGas Partners has the highest TUR of the companies comprising the Propane MLP Group.

Each award payable to the named executive officers provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares or common units payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that UGI executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All performance units have dividend or distribution equivalent rights, as applicable. A dividend equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. A distribution equivalent relates to AmeriGas Partners common units and is determined in a similar manner. Accrued dividend and distribution equivalents are payable in cash based on the number of common shares or AmeriGas Partners’ common units, if any, paid out at the end of the performance period.

Discretionary Award — Restricted Units

In addition to the performance units described above, the Compensation Committee of AmeriGas Propane and the Executive Committee of the AmeriGas Propane Board of Directors approved a discretionary award of AmeriGas Partners restricted units with distribution equivalents to certain individuals, including Mr. Sheridan. The restricted units were granted to those individuals who had previously been granted, and as of December 31, 2013 had not forfeited, performance units granted under the AmeriGas 2010 Plan for the performance period from January 1, 2011 to December 31, 2013 (“2011 Performance Units”). The 2011 Performance Units did not qualify for payout because AmeriGas Partners TUR did not satisfy the minimum threshold for payout during the performance period. The Committee granted the restricted units (i) in recognition of (a) AmeriGas Partners’ improved financial results over the 2011 to 2013 measurement period, and (b) the substantial progress made on key operational and organizational initiatives during the measurement period, and (ii) to motivate and retain Mr. Sheridan and other key executives of AmeriGas Propane. The Committee also considered the potential adverse effect on AmeriGas Partners’ common unit price resulting from Energy Transfer Partners, L.P.’s stated intent to divest AmeriGas Partners common units it had received as partial consideration for the Heritage Propane acquisition. At the time the 2011 Performance Units were granted, the Committee did not consider the potential impact of issuing common units as partial consideration for the Heritage Propane acquisition, including the extent and duration of such impact, on the price of AmeriGas Partners’ common units.

Recipients of the restricted units also received a cash payout approximately equal to the distribution equivalents that would have accumulated and been paid on the 2011 Performance Units had they qualified for payout under the AmeriGas 2010 Plan at the conclusion of the measurement period. The restricted units have a grant date of January 16, 2014 and represent time-restricted AmeriGas Partners common units that will vest upon the earlier of (i) January 16, 2015, provided the executive officer continues to be employed by AmeriGas Propane on the vesting date, and (ii) retirement, death or disability. Mr. Sheridan was granted 3,189 restricted units and received a cash payout of $29,256.

•	Long-Term Compensation — Payout of Performance Units for 2011-2013 Period

During Fiscal 2014, we paid out awards to those executives who received UGI performance units in our 2011 fiscal year covering the period from January 1, 2011 to December 31, 2013. For that period, the Company’s TSR ranked 20th relative to the other companies in the S&P Utilities Index, placing the Company at the 50th percentile ranking, resulting in a 100 percent payout of the target award. AmeriGas Partners TUR ranked 36th relative to its peer group, placing AmeriGas Partners below the threshold for a payout for Mr. Sheridan. The payouts for Fiscal 2014 on UGI performance unit awards were as follows:

Name	Performance Unit Payout (#)(1)	Performance Unit Payout Value(2) ($)
John L. Walsh	28,000	$1,250,970
Kirk R. Oliver	5,000	$214,238
Monica M. Gaudiosi	6,667	$289,265
Bradley C. Hall	7,000	$312,743

(1)

Because these performance units paid out in January 2014 prior to the 3-for-2 stock split effective September 5, 2014, the performance units in the above table have not been adjusted to reflect the stock split.

(2)	Includes dividend equivalent payout.

•	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives) and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. The aggregate cost of perquisites for all named executive officers in Fiscal 2014 was less than $10,000.

•	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees, although AmeriGas Propane provided certain enhanced disability and life insurance benefits to its senior executives, which for Mr. Sheridan had a total cost in Fiscal 2014 of less than $5,000.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The

UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Walsh and Hall participate in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2014 and accompanying narrative for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations (which, among other things, limited annual contributions in 2014 to $17,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100 percent of the first 5 percent of eligible compensation contributed by the employee in any pay period. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi are eligible to participate in the UGI Savings Plan.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)

This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her eligible compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of eligible compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund. Mr. Sheridan is eligible to participate in the AmeriGas Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Hall participate in the UGI Corporation Supplemental Executive Retirement Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2014 and accompanying narrative for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The Supplemental Savings Plan is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Hall are each eligible to participate in the UGI Corporation Supplemental

Savings Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2014 and accompanying narrative for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees

The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($255,000 in 2014) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Mr. Oliver and Ms. Gaudiosi are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2014 and accompanying narrative for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan

AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limits and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Sheridan participates in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2014 and accompanying narrative for additional information.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan

AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Sheridan is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2014 and accompanying narrative for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 1, 2010

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s and AmeriGas Propane’s non-employee Directors, (ii) benefits payable under the UGI Corporation Supplemental Executive Retirement Plan, (iii) the 2009 UGI Corporation SERP, and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and ten years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan also provides newly eligible participants with a deferral election that must be acted upon promptly.

Severance Pay Plans for Senior Executive Employees

The Company and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The Company’s plan covers Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, and the AmeriGas Propane plan covers Mr. Sheridan. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control for further information regarding the severance plans.

Change in Control Agreements

The Company has change in control agreements with Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, and AmeriGas Propane has a change in control agreement with Mr. Sheridan. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company (and, in the case of Mr. Sheridan, AmeriGas Propane or AmeriGas Partners). See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control for further information regarding the change in control agreements.

STOCK OWNERSHIP GUIDELINES

We seek to align executives’ interests with shareholder and unitholder interests through our equity ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in the Company or, if applicable, AmeriGas Partners, we will enhance the link between our executives and stockholders or unitholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment or promotion. The UGI Bonus Plan and the AmeriGas Bonus Plan each provides that, unless the Committee determines otherwise, all executive officers who have not fulfilled their equity ownership requirement receive up to 10 percent of their gross annual bonus in fully vested UGI Corporation stock or AmeriGas Partners common units. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. The guidelines also require that, until the share ownership requirement is met, the executive retain all shares or common units received in connection with the payout of performance units. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI common stock in the executive’s account in the relevant savings plan.

As of September 30, 2014, the equity ownership requirements for the named executive officers were as follows: (1) Mr. Walsh – 225,000 shares; (2) Mr. Oliver – 50,000 shares; (3) Ms. Gaudiosi – 30,000 shares; and (4) Mr. Hall – 30,000 shares. Mr. Sheridan is permitted to satisfy his requirements through ownership of UGI common stock, AmeriGas Partners common units, or a combination of UGI common stock and AmeriGas Partners common units, with each AmeriGas Partners common unit equivalent to 1.5 shares of UGI common stock. Mr. Sheridan’s ownership requirement is 60,000 shares of UGI Corporation common stock or 40,000 AmeriGas Partners common units. At September 30, 2014, Mr. Walsh’s ownership requirement is equivalent to more than 7 times his base salary, while the stock ownership multiple for the other named executive officers ranged from 2.4 times to 3.6 times base salary. Based on information from Pay Governance, the Committee believes its stock ownership requirements align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers are in compliance with the Company’s guidelines requiring the accumulation of shares, or units in the case of Mr. Sheridan, over time.

STOCK OPTION GRANT PRACTICES

The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, to be effective the following January 1. The exercise price per share of the options is equal to or greater than the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on or after the date of Committee action and have an exercise price equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2014 compensation, Mr. Walsh, aided by our corporate human resources department, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Walsh did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized information provided by Mr. Walsh, and valued Mr. Walsh’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Messrs. Walsh and Sheridan, for whom executive compensation decisions were made by the independent members of the appropriate Board of Directors following Committee recommendations.

TAX CONSIDERATIONS

In Fiscal 2014, we paid salary and annual bonus compensation to named executive officers that were not fully deductible under U.S. federal tax law because it did not meet the statutory performance criteria. Section 162(m) of the Code precludes us from deducting certain forms of compensation in excess of $1,000,000 paid to the named executive officers in any one year. Our policy generally is to preserve the federal income tax deductibility of equity compensation paid to our executives by making it performance-based. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers in Fiscal 2014.

Summary Compensation Table – Fiscal 2014
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
J. L. Walsh President and Chief Executive Officer	2014 2013 2012	1,027,169 856,377 701,470	0 0 0	2,053,380 1,877,710 760,500		1,992,060 1,060,319 543,065	1,974,336 902,454 413,478	1,009,878 481,670 651,008	41,037 27,262 27,985	8,097,860 5,205,792 3,097,506
K. R. Oliver Chief Financial Officer	2014 2013	522,552 505,096	0 0	635,570 1,019,190	(6)	571,795 437,813	627,276 370,414	0 0	115,233 172,016	2,472,426 2,504,529
J. E. Sheridan President and Chief Executive Officer of AmeriGas Propane, Inc.	2014 2013 2012	506,018 474,539 410,220	0 0 0	866,967 678,156 603,500	(7) (8)	420,546 338,366 305,110	302,834 255,371 0	0 0 0	110,391 76,241 48,587	2,206,756 1,822,673 1,367,417
M. M. Gaudiosi Vice President, General Counsel and Secretary	2014 2013 2012	420,007 407,890 169,246	45,000 0 0	415,565 382,700 244,167		368,900 237,450 193,206	437,102 234,789 120,011	0 0 0	85,545 61,812 172,503	1,772,119 1,324,641 899,133
B. C. Hall President of UGI Enterprises, Inc.	2014 2013 2012	372,269 357,712 329,659	0 0 0	259,117 229,620 204,750		250,852 199,458 182,470	430,353 181,420 0	791,098 276,833 341,177	12,322 7,673 10,443	2,116,011 1,252,716 1,068,499

(1)

The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Walsh’s Fiscal 2013 salary reflects the portion of Fiscal 2013 that he served as President and Chief Operating Officer (until April 1, 2013) as well as his promotion to President and Chief Executive Officer (effective April 1, 2013).

(2)

The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2014, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table – Fiscal 2014 for information on awards of performance units and stock options made in Fiscal 2014.

(3)

The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan. Mr. Oliver and Ms. Gaudiosi received 10% of their respective payouts in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements.

(4)

The amounts shown in column (h) of the Summary Compensation Table – Fiscal 2014 reflect (i) the change from September 30, 2013 to September 30, 2014 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given year. The material terms of the Company’s pension plans and deferred compensation plans are described in the Pension Benefits Table – Fiscal 2014 and the Nonqualified Deferred Compensation Table – Fiscal 2014, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table – Fiscal 2014, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2014 was 3.99 percent, which is 120 percent of the federal long-term rate for December 2013. Earnings on deferred compensation for Messrs. Oliver and Sheridan and Ms. Gaudiosi are

market-based, and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table – Fiscal 2014 are itemized below.

Name	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)
John L. Walsh	969,343	40,535
Kirk R. Oliver	0	0
Jerry E. Sheridan	0	0
Monica M. Gaudiosi	0	0
Bradley C. Hall	779,054	12,044

(5)

The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table – Fiscal 2014. None of the named executive officers received perquisites with an aggregate value of $10,000 or more during Fiscal 2014. Mr. Sheridan received a discretionary award of 3,189 restricted units in connection with the performance units he was granted for the 2011-2013 performance period (the “2011 Performance Units”) and a cash payout equal to $29,256, which amount was intended to approximate the distribution equivalents that would have accumulated and been paid on the 2011 Performance Units had they qualified for payout under the AmeriGas 2010 Plan.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution to UGI Supplemental Savings Plan and 2009 Supplemental Executive Retirement Plan for New Employees; AmeriGas Propane, Inc. Supplemental Executive Retirement Plan ($)	Discretionary Award ($)	Total ($)
John L. Walsh	5,732	35,305	0	41,037
Kirk R. Oliver	13,000	102,233	0	115,233
Jerry E. Sheridan	13,000	68,135	29,256	110,391
Monica M. Gaudiosi	8,083	77,461	0	85,545
Bradley C. Hall	5,850	6,472	0	12,322

(6)	Includes 15,000 UGI performance units granted effective October 1, 2012 in connection with the commencement of Mr. Oliver’s employment.

(7)

Includes 3,189 AmeriGas Partners restricted units awarded to Mr. Sheridan during Fiscal 2014. See Compensation Discussion & Analysis and the Grants of Plan-Based Awards Table – Fiscal 2014 for more information on Mr. Sheridan’s award.

(8)

Includes 1,821 AmeriGas Partners phantom units with distribution equivalents awarded to Mr. Sheridan during Fiscal 2013 in recognition of his contributions and leadership with respect to the acquisition and integration of Heritage Propane.

(9)	Discretionary bonus awarded to Ms. Gaudiosi in recognition of her outstanding contributions and exceptional leadership during Fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2014

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2014.

Grants of Plan-Based Awards Table – Fiscal 2014
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Board Action Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	of Stock or Units (#) (3)	Underlying Options (#) (4)	Option Awards ($/Sh)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
J. L. Walsh	10/01/13	11/21/13	740,376	1,233,960	2,467,920
	01/01/14	11/21/13								405,000	27.64	1,992,060
	01/01/14	11/21/13				15,750	63,000	126,000				2,053,380
K. R. Oliver	10/01/13	11/21/13	235,229	392,048	784,095
	01/01/14	11/21/13								116,250	27.64	571,795
	01/01/14	11/21/13				4,875	19,500	39,000				635,570
J. E. Sheridan	10/01/13	11/21/13	209,592	405,400	810,800
	01/01/14	11/21/13								85,500	27.64	420,546
	01/01/14	11/21/13				2,375	9,500	19,000				497,420
	01/01/14	11/21/13				(5)	8,000	12,000				233,440
	01/16/14	01/16/14							2,133			91,036
	01/16/14	01/16/14							1,056			45,070
M. M. Gaudiosi	10/01/13	11/21/13	163,913	273,189	546,377
	01/01/14	11/21/13								75,000	27.64	368,900
	01/01/14	11/21/13				3,187	12,750	25,500				415,565
B. C. Hall	10/01/13	11/21/13	130,783	223,560	430,353
	01/01/14	11/21/13								51,000	27.64	250,852
	01/01/14	11/21/13				1,987	7,950	15,900				259,177

(1)

The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2014. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. The threshold amount shown for Messrs. Walsh and Oliver and Ms. Gaudiosi is based on achievement of 80 percent of the financial goal. The threshold amount shown for Mr. Sheridan is based on achievement of (i) 90 percent of the financial goal with the resulting amount reduced to the maximum extent provided for below-target achievement of the customer growth goal, and (ii) 90 percent of the customer service goal. The threshold amount shown for Mr. Hall is based on achievement of (i) 80 percent of the Energy Services, LLC financial goal and (ii) 50 percent of the UGI Development Company financial goal.

(2)

The awards shown for Messrs. Walsh, Oliver, and Hall and Ms. Gaudiosi are performance units under the Company’s 2013 Plan, as described in Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment or service as a Director due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee.

The awards shown for Mr. Sheridan are performance units under the AmeriGas 2010 Plan, as described in the Compensation Discussion and Analysis. Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2010 Plan, are fashioned in a similar manner to the terms of the performance units granted under the Company’s 2013 Plan.

(3)

The awards shown for Mr. Sheridan are phantom units under the AmeriGas 2010 Plan and represent time-restricted AmeriGas Partners common units that will vest on January 16, 2015, subject to continued employment. In the event of termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and dividend equivalents will be forfeited. In the event of retirement, death or disability during the initial year following the grant, one half of the number of units granted would immediately vest and the remainder would be forfeited.

(4)

Options are granted under the Company’s 2013 Plan. Under the Company’s 2013 Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable.

(5)	There is no threshold with respect to Mr. Sheridan’s AmeriGas Partners performance units tied to the Propane MLP Group.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option and performance unit awards held by the named executive officers at September 30, 2014.

Outstanding Equity Awards at Year-End Table – Fiscal 2014
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)		(i)		(j)
J. L. Walsh	187,500 187,500 187,500 125,000 59,500 42,999	(1) (2) (3) (4) (5) (6)	62,500 119,000 86,001 405,000	(4) (5) (6) (7)	16.28 16.13 21.06 19.60 21.81 25.50 27.64	12/31/2018 12/31/2019 12/31/2020 12/31/2021 12/31/2022 03/31/2023 12/31/2023	0		0		39,000 34,500 31,500 63,000	(11) (12) (13) (14)	2,397,107 1,176,105 1,073,835 2,147,670
K. R. Oliver	9,374 37,500	(8) (5)	18,751 75,000 116,250	(8) (5) (7)	20.74 21.81 27.64	09/30/2022 12/31/2022 12/31/2023	0		0		15,000 25,500 19,500	(15) (12) (14)	921,964 869,295 664,755
J. E. Sheridan			15,000 21,000 71,250 85,500	(4) (9) (5) (7)	19.60 18.70 21.81 27.64	12/31/2021 03/02/2022 12/31/2022 12/31/2023	1,821 3,189	(16) (18)	83,074 145,482	(17) (17)	4,500 8,000 14,250 9,500 8,000	(19) (20) (21) (22) (23)	0 0 650,085 433,390 364,960
M. M. Gaudiosi	50,000 25,000	(10) (5)	25,000 50,000 75,000	(10) (5) (7)	17.75 21.81 27.64	04/22/2022 12/31/2022 12/31/2023	0		0		15,000 15,000 12,750	(24) (12) (14)	921,964 511,350 434,648
B. C. Hall	55,500 63,000 42,000 21,000	(2) (3) (4) (5)	21,000 42,000 51,000	(4) (5) (7)	16.13 21.06 19.60 21.81 27.64	12/31/2019 12/31/2020 12/31/2021 12/31/2022 12/31/2023	0		0		10,500 9,000 7,950	(11) (12) (14)	645,392 306,810 271,016

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2009 and were fully vested on January 1, 2012.
(2)	These options were granted effective January 1, 2010 and were fully vested on January 1, 2013.
(3)	These options were granted effective January 1, 2011 and were fully vested on January 1, 2014.
(4)	These options were granted effective January 1, 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2015.
(5)	These options were granted effective January 1, 2013. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2016.
(6)

These options were granted effective April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on April 1, 2016.

(7)	These options were granted effective January 1, 2014. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2017.
(8)

These options were granted effective October 1, 2012 in connection with the commencement of Mr. Oliver’s employment. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on October 1, 2015.

(9)

These options were granted effective March 3, 2012 in connection with Mr. Sheridan’s promotion to President and Chief Executive Officer in 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on March 3, 2015.

(10)

These options were granted effective April 23, 2012 in connection with the commencement of Ms. Gaudiosi’s employment. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on April 23, 2015.

(11)

The amount shown relates to a target award of performance units granted effective January 1, 2012. The performance measurement period for these performance units is January 1, 2012 through December 31, 2014. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the Russell Midcap Utility Index, excluding telecommunications companies, as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2015. As of November 30, 2014, the Company’s TSR ranking (2nd out of 39 companies) qualified for 193% leverage of the target number of performance units originally granted. See Compensation Discussion and Analysis – Long-Term Compensation – Fiscal 2014 Equity Awards for more information on the TSR performance goal measurements.

(12)

These performance units were awarded January 24, 2013. The measurement period for the performance goal is January 1, 2013 through December 31, 2015. The performance goal is the same as described in footnote 11, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2016.

(13)

These performance units were awarded April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013. The measurement period is the same as described in footnote 12 and the performance goal is the same as described in footnote 11. The performance units will be payable, if at all, on January 1, 2016.

(14)

These performance units were awarded January 1, 2014. The measurement period for the performance goal is January 1, 2014 through December 31, 2016. The performance goal is the same as described in footnote 11, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2017.

(15)

These performance units were granted effective October 1, 2012 in connection with the commencement of Mr. Oliver’s employment. The measurement period is the same as described in footnote 11 and the performance goal is the same as described in footnote 11. The performance units will be payable, if at all, on January 1, 2015.

(16)

These phantom units have a grant date of December 3, 2012 and represent time-restricted AmeriGas Partners common units that will vest on December 3, 2014, subject to continued employment. In the event of termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and dividend equivalents will be forfeited. In the event of retirement, death or disability during the initial year following the grant, one half of the number of units granted would immediately vest and the remainder are forfeited.

(17)	The amount shown represents the closing price of AmeriGas Partners common units on September 30, 2014 multiplied by the number of phantom units awarded.
(18)

These phantom units have a grant date of January 16, 2014 and represent time-restricted AmeriGas Partners common units that will vest on January 16, 2015, subject to continued employment. In the event of termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and distribution equivalents will be forfeited.

(19)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2012. The performance measurement period for these restricted units is January 1, 2012 through December 31, 2014. The value of the number of restricted units that may be earned at the end of the performance period is based on the AmeriGas Partners TUR relative to that of each of the master limited partnerships in the Alerian MLP Index as of the first day of the performance measurement period. The actual number of restricted units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. The restricted units will be payable, if at all, on January 1, 2015. As of November 30, 2014, the AmeriGas Partners TUR ranking qualified for no payout. See Compensation Discussion and Analysis – Long-Term Compensation – Fiscal 2014 Equity Awards for more information on the TUR performance goal measurements.

(20)

These performance units were awarded March 3, 2012 in connection with Mr. Sheridan’s promotion to Chief Executive Officer in 2012. The measurement period is the same as described in footnote 19 and the performance goal is the same as described in footnote 19. The performance units will be payable, if at all, on January 1, 2015.

(21)

These performance units were awarded January 1, 2013. The measurement period for the performance goal is January 1, 2013 through December 31, 2015. The performance goal is the same as described in footnote 19, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2016.

(22)

These performance units were awarded January 1, 2014. The measurement period for the performance goal is January 1, 2014 through December 31, 2016. The performance goal is the same as described in footnote 19, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2017.

(23)

These performance units were granted effective January 1, 2014. The performance measurement period for these performance units is January 1, 2014 through December 31, 2016. The value of the number of restricted units that may be earned at the end of the performance period is based on the AmeriGas Partners TUR relative to that of each of the other two retail propane distribution companies included in the Alerian MLP Index as of the first day of the performance measurement period. No payout will occur unless AmeriGas Partners has the highest TUR for the performance period as compared to the other companies in the Propane MLP Group. The target and maximum award, equivalent to 150 percent of the number of performance units, will be payable if AmeriGas Partners has the highest TUR of the companies comprising the Propane MLP Group. The restricted units will be payable, if at all, on January 1, 2017. See Compensation Discussion and Analysis – Long-Term Compensation – Fiscal 2014 Equity Awards for more information on the TUR performance goal measurements.

(24)

These performance units were granted effective April 23, 2012 in connection with the commencement of Ms. Gaudiosi’s employment. The measurement period is the same as described in footnote 11 and the performance goal is the same as described in footnote 11. The performance units will be payable, if at all, on January 1, 2015.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2014 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2014, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock, or for Mr. Sheridan, common units of AmeriGas Partners, on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	180,000	2,428,552	42,000	1,160,880
K. R. Oliver	0	0	7,500	207,300
J. E. Sheridan	213,124	2,283,276	0	0
M. M. Gaudiosi	0	0	10,000	276,414
B. C. Hall	0	0	10,500	290,220

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Utilities, Inc. Retirement Plan”) and its supplemental executive retirement plan (which we refer to below as the “UGI SERP”), (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2014, and (iii) any payments made to the named executive officers in Fiscal 2014 under those plans.

Pension Benefits Table – Fiscal 2014
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	UGI SERP	9	3,187,832	0
	UGI Utilities, Inc. Retirement Income Plan	9	471,620	0
K. R. Oliver	None	0	0	0
J. E. Sheridan	None	0	0	0
M. M. Gaudiosi	None	0	0	0
B. C. Hall	UGI SERP	32	1,679,230	0
	UGI Utilities, Inc. Retirement Income Plan	32	2,134,990	0

The Company participates in the UGI Utilities, Inc. Retirement Income Plan, a qualified defined benefit retirement plan (“Pension Plan”), to provide retirement income to its employees hired prior to January 1, 2009. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A = The minimum of (1) and (2), where

(1) = 1.9% of five-year final average earnings (as defined in the Pension Plan) multiplied by years of service;

(2) = 60% of the highest year of year of earnings; and

B = 1% of the estimated primary Social Security benefit multiplied by years of service.

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2014, the limit on the compensation that may be used is $260,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2014 is $210,000. Benefits in excess of those permitted under the statutory limits are paid from the Company’s Supplemental Executive Retirement Plan, described below.

Messrs. Walsh and Hall are currently eligible for early retirement benefits under the Pension Plan.

UGI Corporation Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the SERP is approximately equal to the difference between the benefits provided under the Pension Plan to eligible participants and benefits that would have been provided by the Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the SERP are payable in the form of a lump sum payment or transferred into the Company’s nonqualified deferred compensation plan. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for the service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate. The interest rate for post-January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table — Fiscal 2014

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2014. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2014	September 30, 2013
Discount rate for Pension Plan for all purposes and for SERP, for pre-commencement calculations	4.60%	5.20%
SERP lump sum rate	2.70% for applicable pre-2004 service; 2.50% for other service	3.10% for applicable pre-2004 service; 2.60% for other service
Retirement age	62	62
Postretirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2021 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2020 using Scale AA without collar adjustments
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s Supplemental Savings Plan, the 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees, the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”), and the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation Table – Fiscal 2014
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
	(a)	(b)	(c)	(d)	(e)	(f)
J. L. Walsh	UGI Supplemental Savings Plan	0	35,305	37,938	0	276,881
K. R. Oliver	2009 UGI SERP for New Employees	0	102,233	5,610	0	80,661
J. E. Sheridan	AmeriGas SERP	0	68,135	39,272	0	424,974
M. M. Gaudiosi	2009 UGI SERP for New Employees	0	77,461	5,904	0	76,503
B. C. Hall	UGI Supplemental Savings Plan	0	6,472	11,904	0	82,271

(1)

This amount represents the employer contribution to the Company’s Supplemental Savings Plan, which is also reported in the Summary Compensation Table – Fiscal 2014 in the “All Other Compensation” column.

(2)	This amount represents the employer contribution to the AmeriGas SERP, which is also reported in the Summary Compensation Table – Fiscal 2014 in the “All Other Compensation” column.
(3)

The aggregate balances do not include the Company contributions for Fiscal 2014 set forth in column (c) since the Company contributions occur after fiscal year-end. The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table in prior years: Mr. Walsh, $234,714; Mr. Oliver, $102,233; Mr. Sheridan, $104,222; Ms. Gaudiosi, $94,137; and Mr. Hall, $23,474.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the Company’s 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect and the Company match actually made under the 401(k) Savings Plan. The Code compensation limit for plan year 2012 was $245,000, for plan year 2013, $250,000, and for plan year 2014, $255,000. The Code contribution limit for each of plan years 2012 and 2013 was $50,000 and for plan year 2014 was $51,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the Company’s 401(k) Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane employees. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($255,000 in plan year 2014) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Propane, Inc. 401(k) Savings Plan (“AmeriGas 401(k) Savings Plan”) is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the AmeriGas SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See Compensation Discussion and Analysis – UGI Corporation 2009 Deferral Plan.

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($255,000 in plan year 2014) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Utilities, Inc. 401(k) Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Utilities, Inc. 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See Compensation Discussion and Analysis – UGI Corporation 2009 Deferral Plan.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Senior Executive Employees

Named Executive Officers Employed by UGI Corporation. The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Walsh, the Continuation Period is 30 months. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or the Company and is permitted under the applicable medical and dental plans. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Named Executive Officers Employed by AmeriGas Propane. The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane, including Mr. Sheridan, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “AmeriGas Continuation Period”). In the case of Mr. Sheridan, the AmeriGas Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the AmeriGas Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under AmeriGas Propane’s plans for the AmeriGas Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or AmeriGas Propane and is permitted under the applicable medical and dental plans. The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Propane and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Named Executive Officers Employed by UGI Corporation. Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi each have an agreement with the Company that provides benefits in the event of a change in control. Messrs. Walsh’s and Hall’s agreements have a term of one year with automatic one-year extensions each year, unless in each case, prior to a change in control, the Company terminates such agreement with required advance notice. Each of Mr. Oliver’s and Ms. Gaudiosi’s agreement has a term of three years with automatic one-year extensions each year, unless, prior to a change in control, the Company terminates such agreement with required advance notice. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.

The Company will provide each of Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi with cash benefits if we terminate his or her employment without “cause” or if he or she terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of Messrs. Walsh, Oliver, Hall and Ms. Gaudiosi will be as specified under his or her change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case benefits would be provided under the UGI Severance Plan.

Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus. Each executive would also receive the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi are each entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for three years (less the amount he or she would be required to contribute for such coverage if he or she were an active employee). Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi would also have benefits under the Company’s Supplemental Executive Retirement Plan and Mr. Oliver and Ms. Gaudiosi would also have benefits under the Company’s 2009 UGI SERP, calculated as if each of them had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan—Based Awards Table—Fiscal 2014.

The benefits for Messrs. Walsh and Hall are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the benefits for each of Messrs. Walsh and Hall will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” The Company discontinued the use of a tax gross-up in July of 2010 for executives who enter into change in control agreements subsequent thereto. As a result, Mr. Oliver’s and Ms. Gaudiosi’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his or her change in control agreement, each of Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he or she may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Named Executive Officers Employed by AmeriGas Propane, Inc. Mr. Sheridan has an agreement with AmeriGas Propane that provides benefits in the event of a change in control. His agreement has a term of one year and is automatically extended for one-year terms each year unless, prior to a change in control, AmeriGas Propane terminates his agreement with required advance notice. In the absence of a change in control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, he terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals, who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•

AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of AmeriGas Propane’s voting securities or the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	The Company, AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;

•	The Company fails to own more than 50 percent of the general partnership interests of AmeriGas Partners or the Operating Partnership;

•	The Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or

•	AmeriGas Propane is removed as the General Partner of AmeriGas Partners or the Operating Partnership.

AmeriGas Propane will provide Mr. Sheridan with cash benefits if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by AmeriGas

Propane of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Sheridan will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case benefits would be provided under the AmeriGas Severance Plan.

Benefits under this arrangement would be equal to three times Mr. Sheridan’s base salary and annual bonus. Mr. Sheridan would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive a payment equal to the cost he would incur if he enrolled in AmeriGas Propane’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Sheridan would also receive his benefits under the AmeriGas SERP calculated as if he had continued in employment for three years. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table – Fiscal 2014.

AmeriGas Propane discontinued the use of a tax gross-up in November of 2010 and, as a result, Mr. Sheridan’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his change in control agreement, Mr. Sheridan is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2014. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table – Fiscal

2014 and the Nonqualified Deferred Compensation Table – Fiscal 2014. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2014
Name & Triggering Event	Severance Pay($)(1)(2)	Equity Awards with Accelerated Vesting($)(3)	Nonqualified Retirement Benefits($)(4)	Welfare & Other Benefits($)(5)	Total($)
J. L. Walsh
Death	0	9,263,295	2,324,481	0	11,587,776
Involuntary Termination Without Cause	5,619,264	0	2,677,973	61,523	8,358,760
Termination Following Change in Control	8,020,740	16,910,262	5,452,596	10,742,431	41,126,029
K. R. Oliver
Death	0	3,233,590	0	0	3,233,590
Involuntary Termination Without Cause	933,878	0	0	37,205	971,083
Termination Following Change in Control	3,136,381	5,911,189	235,433	87,235	9,370,238
J. E. Sheridan
Death	0	3,465,278	0	0	3,465,278
Involuntary Termination Without Cause	1,703,460	0	0	58,676	1,762,136
Termination Following Change in Control	3,141,850	4,214,206	234,645	75,549	7,666,250
M. M. Gaudiosi
Death	0	2,503,383	0	0	2,503,383
Involuntary Termination Without Cause	699,945	0	0	26,464	726,409
Termination Following Change in Control	2,353,625	4,320,209	169,044	31,447	6,874,325
B. C. Hall
Death	0	1,801,833	1,916,323	0	3,718,156
Involuntary Termination Without Cause	1,142,800	0	2,223,113	52,760	3,418,673
Termination Following Change in Control	2,052,040	2,950,043	3,099,877	1,973,824	10,075,784

(1)

Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi and the AmeriGas Severance Plan for Mr. Sheridan. We assumed that 100 percent of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)

In calculating the amounts shown under “Equity Awards with Accelerated Vesting” we assumed (i) the continuation of the Company’s dividend (and AmeriGas Partners’ distribution, as applicable) at the rate in effect on September 30, 2014; and (ii) performance at the greater of actual through September 30, 2014 and at target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2014 and the Nonqualified Deferred Compensation Table – Fiscal 2014.
(5)

Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, (iii) tax preparation services, and (iv) an estimated Code Section 280G tax gross-up payment of $10,682,910 for Mr. Walsh and $1,914,303 for Mr. Hall in the event of a change in control.

Market Price of Shares

The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 12, 2014, was $37.95.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table – Fiscal 2014, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2014.

Our subsidiary, AmeriGas Propane, Inc., is the General Partner of AmeriGas Partners, one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2014, the number of common units of AmeriGas Partners, and phantom units representing common units, beneficially owned by each Director and named executive officer, and by all Directors and executive officers as a group.

Each person named in the table beneficially owns less than 1 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. Directors and executive officers as a group own approximately 2.36 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2014 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

Name	Number of Shares of UGI Common Stock(1)		Number of UGI Stock Units(2)	Exercisable Options For UGI Common Stock	Number of AmeriGas Partners, L.P. Common Units		Number of AmeriGas Partners, L.P. Phantom Units(3)
Monica M. Gaudiosi	15,928		0	74,998	0		0
Richard W. Gochnauer	0		16,768	51,000	0		0
Lon R. Greenberg	501,835	(4)	0	900,000	15,000		0
Bradley C. Hall	100,246	(5)	0	181,500	0		0
Frank S. Hermance	150,000	(6)	14,616	44,625	0		0
Ernest E. Jones	11,566		60,897	114,750	0		0
Kirk R. Oliver	14,418	(7)	0	0	56,250	(7)	0
Anne Pol	4,867		119,365	114,750	0		2,281
M. Shawn Puccio	6,525		25,560	76,500	0		0
Marvin O. Schlanger	37,086	(8)	100,245	114,750	1,000	(8)	4,117
Jerry E. Sheridan	1,052	(9)	0	192,750	38,639	(10)	49,260
Roger B. Vincent	15,000	(11)	39,745	114,750	6,000	(11)	0
John L. Walsh	320,766	(12)	0	340,289	7,000	(12)	0
Directors and executive officers as a group (15 persons)	1,229,772		377,196	2,556,460	67,639		55,658

(1)	Sole voting and investment power unless otherwise specified.
(2)	The 2004 Plan and the 2013 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.
(3)

The AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. provides that phantom units will be converted to common units and paid out to Directors upon their retirement or termination of service.

(4)	Mr. Greenberg holds 376,228 shares jointly with his spouse and 163,465 shares in a charitable trust for which Mr. Greenberg and his spouse are co-trustees.
(5)	5,250 of these shares are held by a family partnership, of which Mr. Hall’s spouse is a 25% beneficial owner, and Mr. Hall holds 19,753 of these shares in his 401(k) Savings Plan.
(6)	Mr. Hermance holds these shares jointly with his spouse.
(7)

Mr. Oliver holds 3,255 shares jointly with his spouse and 426 shares in his 401(k) Savings Plan. Mr. Oliver’s spouse holds all common units shown. Mr. Oliver disclaims beneficial ownership of the common units held by his spouse.

(8)	Mr. Schlanger’s spouse holds 3,000 shares and all common units shown. Mr. Schlanger disclaims beneficial ownership of the shares and common units owned by his spouse.
(9)	Mr. Sheridan holds these shares in his 401(k) Savings Plan.
(10)	Mr. Sheridan holds 38,639 common units jointly with his spouse.
(11)

Mr. Vincent’s shares and common units are held in a family trust for which Mr. Vincent’s spouse is a trustee. Mr. Vincent disclaims beneficial ownership of the shares and common units held in the family trust.

(12)	Mr. Walsh’s shares and common units are held jointly with his spouse.

Section 16(a) — Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2014, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2014 for the quarter ended September 30, 2014.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	18,654,190(2)	10.82%

Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	13,099,442(3)	7.60%

Common Stock	State Street Corporation One Lincoln Street Boston, MA 02111	9,470,500(4)	5.49%

(1)	Based on 172,273,781 shares of common stock issued and outstanding at September 30, 2014.
(2)

The reporting person, and certain related entities, has shared voting and shared investment power with respect to 1,574,397 shares, sole voting power with respect to 11,628,963 shares, and sole investment power with respect to 17,079,793 shares.

(3)	The reporting person, and certain related entities, has sole voting power with respect to 113,688 shares and sole investment power with respect to 13,000,104 shares.
(4)	The reporting person, and certain related entities, has sole voting power and shared investment power with respect to 9,470,500 shares.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings Compensation Discussion and Analysis and Compensation of Executive Officers, beginning on pages 20 and 41 of this Proxy Statement, respectively. At the 2014 Annual Meeting, over 94% of our shareholders voted to approve the compensation of our named executive officers.

We believe that we closely align the interests of our named executive officers and our shareholders. As described in our Compensation Discussion and Analysis, our compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. Our Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	Our Compensation and Management Development Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2014, 84% of the principal compensation components, in the case of Mr. Walsh, and 66% to 76% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely, stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Sheridan, performance relative to AmeriGas Partners common units).

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We also have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control.

•	We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership Guidelines.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As disclosed in our Current Report on Form 8-K filed with the SEC on August 12, 2014, our Audit Committee completed a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2015. As a result of this process and after careful deliberation, on August 6, 2014, our Audit Committee approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2015. The Company is submitting its selection of EY for ratification by the shareholders at the Annual Meeting. A representative of EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. The Company’s Bylaws do not require that shareholders ratify the selection of EY as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of EY to shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 4 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

DIRECTIONS TO THE DESMOND HOTEL AND CONFERENCE CENTER

Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Morehall Road (Route 29 North). Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Morehall Road (Route 29 North). Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, I-276, Pennsylvania Turnpike connector. Follow the Turnpike I-276 West to Exit 326, Valley Forge. Take the first exit, Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike, I-76, East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

E-Z Pass Holders: Take the Pennsylvania Turnpike, I-76, to Exit 320, Malvern (Exit 320 is an electronic interchange for E-Z pass holders only.) At the end of the ramp, turn left at the traffic light onto Morehall Road (Route 29 South) toward Malvern. Proceed on Morehall Road (Route 29 South) to the third traffic light at Liberty Boulevard. Turn left onto Liberty Boulevard and The Desmond Hotel will be on your left.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Standard Time, on January 29, 2015.

Vote by Internet
•	Go to www.envisionreports.com/UGI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends that you vote FOR Numbers 1, 2 and 3.
1.	Election of Directors:	01 - R.W. Gochnauer 04 - E.E. Jones 07 - M.O. Schlanger	02 - L.R. Greenberg 05 - A. Pol 08 - R.B. Vincent	03 - F.S. Hermance 06 - M.S. Puccio 09 - J.L. Walsh	+

☐	Mark here to vote FOR all nominees	☐	Mark here to vote AGAINST all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To vote against one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Proposal to approve resolution on executive compensation.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of Appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U PX	U G I 1	+

▼  IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints Marvin O. Schlanger, Lon R. Greenberg and John L. Walsh, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 29, 2015 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For the participants in the UGI Utilities, Inc. Savings Plan, AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the Meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 26, 2015, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)